Exhibit 99.1

Contacts:

Holly Rockwood EA Communications 650-628-7323 hrockwood@ea.com	Tricia Gugler EA Investor Relations 650-628-7327 tgugler@ea.coom

JEFF HUBER JOINS EA’S BOARD OF DIRECTORS

REDWOOD CITY, Calif.—May 7, 2009—Electronic Arts Inc. (NASDAQ: ERTS), a leading global interactive entertainment software company, today announced Jeff Huber has been appointed to EA’s board of directors effective immediately.

Mr. Huber currently serves as senior vice president of engineering at Google, and leads technology development and innovation for the company’s advertising systems, including AdWords & AdSense, and for Google Apps. He brings to EA’s board more than 20 years of experience in large-scale systems design and operations, online consumer product development, and engineering management.

“We’re thrilled to have Jeff on our board,” said John Riccitiello, CEO of Electronic Arts. “His proven track record in technology and engineering will make him a strong addition to the board.”

“EA has an exciting vision for innovating and delivering great new experiences for online gaming and packaged games, across consoles, handhelds, mobile and PCs.” said Jeff Huber.

Prior to joining Google, Mr. Huber held management positions at eBay and Excite@Home. Mr. Huber holds a bachelor’s degree in computer engineering from the University of Illinois and a master’s degree from Harvard University.

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About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, a leading global interactive entertainment software company. Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, wireless devices and the Internet. Electronic Arts markets its products under four brand names: EA

SPORTS™, EA™, EA SPORTS Freestyle™ and POGO™. In fiscal 2009, EA posted GAAP net revenue of $4.2 billion and had 31 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS Freestyle and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries.